Exhibit 99.1

CONTACT:	David S. Collins Chief Financial Officer (630) 845-4500
FOR IMMEDIATE RELEASE

Tracy H. Krumme Vice President, Investor Relations (203) 425-9830
FUEL TECH ELECTS W. GRANT GREGORY AND GEORGE F. MACCORMACK TO ITS BOARD OF DIRECTORS
     WARRENVILLE, Ill., Aug. 8, 2011 — Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today announced the election of Mr. W. Grant Gregory and Mr. George F. MacCormack to Fuel Tech’s Board of Directors.
     Mr. Gregory, 70, has served as Vice Chairman of Cerberus Capital Management, L.P. since 2005, and has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm, since 1988. Mr. Gregory retired as Chairman of the Board after completing 24 years with Touche Ross & Co. (Deloitte Touche Tohmatsu). During his career with Touche Ross, he led global teams in a wide range of industries and countries while servicing the firm’s 100 largest clients. He played a leadership role in the opening of the firm’s first office in the People’s Republic of China in Beijing and served as an Advisor to the Ministry of Finance for the early Joint Ventures, where he was instrumental in creating the first U.S. Financial Reporting and Accounting courses. Mr. Gregory has extensive experience with public companies having served as both an outside advisor and as a corporate director for several New York Stock Exchange (NYSE) member companies. In his outside director roles, Mr. Gregory has served as chairman of audit, governance, and compensation committees. Mr. Gregory has also served as chairman of Special Independent Directors’ Committees for NYSE-member companies.
     Mr. MacCormack, 67, is a retired Group Vice President of E.I. du Pont de Nemours and Company (“DuPont”), where he held a variety of positions with progressive responsibilities from 1968 until his retirement in 2003. As Group President, Mr. MacCormack had corporate oversight responsibility for approximately 12,000 employees and a $6 billion revenue portfolio of capital and

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energy-intensive global Strategic Business Units. During his career, Mr. MacCormack was credited with leading a transformation of the Specialty Chemical business unit through restructuring, asset sales and targeted growth. He has served on the Board of Directors of a large public electric utility for the last nine years, and has served as Executive Chairman/Vice Chairman of the Board for four major joint ventures with international partners in Japan, Turkey and Mexico.
     Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “We are pleased to elect to our Board these seasoned executives who have impressive experience with leading corporations. As an authority on Corporate Governance, Audit Committees and Compensation Committees, as well as on mergers and acquisitions and tax policy, Mr. Gregory has served successfully in numerous leadership roles as Chairman of the Board, CEO, merchant banker and director of public, private and non-profit corporations. His extensive experience, coupled with his in-depth knowledge of the China market, should prove invaluable as Fuel Tech intensifies its efforts to penetrate the international utility and industrial markets.”
. Mr. Bailey added, “The strength of Fuel Tech’s board rests on its members and their personal contributions. Mr. MacCormack’s depth of knowledge in the chemical industry as well as his corporate oversight and governance responsibility experience make him a valuable addition to represent the interests of our stockholders. His insight will be instructive as Fuel Tech continues to provide customers innovative solutions to produce clean, efficient energy.”
     Mr. Gregory graduated with distinction from the University of Nebraska, where he was later awarded an Honorary Doctorate of Humane Letters, as well as the The Builder Award, the University’s highest non-academic recognition. He has completed advanced management courses at Harvard University’s Graduate School of Business, at New York University, and attended the Air Force War College.
     Mr. MacCormack is a graduate of Northeastern University, where he received both a Bachelor of Science and a Master of Science degree in chemical engineering. He also received an MBA from the University of Delaware.
     Additional information on Fuel Tech’s Board of Directors can be accessed at http://www.ftek.com/en-US/about/management/#board.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

     The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques — such as Low NOx Burners and Over-Fire Air systems — and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), CASCADE™, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 640 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. The Company has experienced with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
     Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.